UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

 _______________________________________________________________________________________________________________________________________________________________________________________________________
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):		June 24, 2025

HYSTER-YALE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54799	31-1637659
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5875 Landerbrook Drive, Suite 300
Cleveland	(440)
OH	449-9600	44124-4069
(Address of principal executive offices)	(Registrant's telephone number, including area code)	(Zip code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	HY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K is incorporated by reference in this Item 1.01.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On June 24, 2025, Hyster-Yale, Inc. (“Hyster-Yale”), its wholly owned subsidiaries, Hyster-Yale Materials Handling, Inc., Hyster-Yale Nederland B.V. and Hyster-Yale UK Limited (collectively, the “Borrowers”), and certain subsidiaries of Hyster-Yale, each acting as guarantors (collectively, the “Company”), entered into a Third Amended and Restated Loan, Security and Guaranty Agreement (the “Credit Agreement”) with certain financial institutions as lenders, Bank of America, N.A., as administrative agent and security trustee, BOFA Securities, Inc. and Citibank, N.A. as joint lead arrangers and joint book managers and Citibank, N.A. as syndication agent for a $300.0 million revolving credit facility (the “Facility”). The Facility consists of a domestic revolving credit facility in the initial amount of $210.0 million and a foreign revolving credit facility in the initial amount of $90.0 million. The Facility matures on June 24, 2030. The Facility replaced the Company’s previous revolving credit facility, which was set to mature on June 24, 2026. The Facility can be increased to up to $400.0 million over the term of the Facility in minimum increments of $10.0 million, subject to approval by the lenders.

The obligations under the Credit Agreement are generally secured by a first priority lien on working capital assets of the Company, which includes, but is not limited to, cash and cash equivalents, accounts receivable and inventory, and a second priority lien on the present and future shares of capital stock, fixtures and general intangibles consisting of intellectual property.

Borrowings under the Credit Agreement will bear interest at a floating rate, which can be a base rate, Term SOFR or EURIBOR, each as defined in the Credit Agreement, plus an applicable margin. The applicable margins are based on the total excess availability, as defined in the Credit Agreement, and range from 0.25% to 0.75% for U.S. base rate loans and 1.25% to 1.75% for Term SOFR, EURIBOR and foreign base rate loans. For the period prior to June 30, 2025, the applicable margins under the Credit Agreement are 0.50% for U.S. base rate loans and 1.50% for Term SOFR, EURIBOR and foreign base rate loans. In addition, the Credit Agreement requires the payment of a fee of 0.25% per annum on the unused commitment based on the average daily outstanding balance during the preceding month.

In addition, the Credit Agreement includes restrictive covenants, which, among other things, limit additional borrowings and investments of the Company subject to certain thresholds, as provided in the Credit Agreement. The Credit Agreement limits the payment of dividends and other restricted payments Hyster-Yale and its subsidiaries may make unless certain total excess availability and/or fixed charge coverage ratio thresholds, each as set forth in the Credit Agreement, are satisfied. The Credit Agreement also requires Hyster-Yale and its subsidiaries to achieve a minimum fixed charge coverage ratio in certain circumstances in which total excess availability is less than the greater of (x) 10% of the total borrowing base, as defined in the Credit Agreement, and (y) $20.0 million.

Certain of the banks and financial institutions that are parties to the Credit Agreement and their respective affiliates have in the past provided, are currently providing and in the future may continue to provide investment banking, commercial banking and other financial services to Hyster-Yale and its subsidiaries in the ordinary course of business for which they have received and will receive customary compensation. In the ordinary course of business, such banks and financial institutions and their respective affiliates may participate in loans and actively trade the equity securities of Hyster-Yale for their own account or for the accounts of customers and, accordingly, such banks and financial institutions and their respective affiliates may at any time hold long or short positions in such securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	June 26, 2025		HYSTER-YALE, INC.

		By:	/s/ Suzanne Schulze Taylor
Name: Suzanne Schulze Taylor
Title: Senior Vice President, General Counsel and Secretary